Exhibit 10.2

Summary of BSPCE Plans

Founder’s share warrants (bons de souscription de parts de créateur d’entreprise), or BSPCEs, entitle a holder to exercise the warrant for the underlying vested shares at an exercise price per share determined by our board of directors and at least equal to the fair market value of an ordinary share on the date of grant. Founder’s share warrants may only be issued by growth companies meeting certain criteria. Since our initial public offering in France, our eligibility to issue founder’s share warrants is subject to certain conditions, including that our market capitalization does not exceed €150M. To the extent that our market capitalization exceeds €150M, we will no longer be eligible to issue founder’s share warrants except during the three years following the date on which such threshold has been crossed.

Administration. Pursuant to delegations granted at our annual meeting of shareholders, our board of directors determines the recipients, dates of grant and exercise price of founder’s share warrants, the number of founder’s share warrants to be granted and the terms and conditions of the founder’s share warrants, including the period of their exercisability and their vesting schedule.

Underlying shares. The securities to which the BSPCE 2013-1 warrants issued on December 13, 2013, BSPCE 2013-1 CAT 1 issued on May 25, 2015 and BSPCE 2013-1 CAT 2 issued on May 25, 2015 (together, the “BSPCE”) give rights are ordinary shares. Following our stock-split in May 2016, each BSPCE gives the holder the right to purchase up to one hundred (100) ordinary shares.

Allocation. Our founder’s share warrants are generally granted to executive officers, directors or employees of our company. Founder’s share warrants may not be transferred other than by inheritance.

Standard terms. The vested BSPCE may be exercised in all or in part at the election of each holder:

(i) within three days as from the notification by the Company that an agreement has been entered into between one or more shareholders and another party resulting in the change of control of the Company within the meaning of Article L. 233-3-I of the French Commercial Code, as a result of transfer of the Company’s shares or merger by absorption of the Company, or

(ii) within ten days following the end of a period of 30 calendar days beginning on the date on which the price of the Company’s shares is fixed as part of an initial public offering by the Company, and the admission of the Company’s shares to a regulated or unregulated market, in France, the European Union or a stock exchange outside the European Union, or

(iii) in the event of the Company’s shares being admitted to trading on a regulated or unregulated market, in France, European Union or foreign exchange: (x) if the listing takes place between December 5 and 31 of a year ‘‘N’’, during a period from January 5 to 20 of each calendar year as from the second year following the year ‘‘N’’ in which the listing occurred; (y) if the listing takes place during a period other than the period referred to above: during a period from January 5 to 20 of each calendar year from the date immediately following the calendar year in which the listing took place.

Notwithstanding the foregoing, in case of notification by the Company to the holders of BSPCE that the shareholders holding more than half of the capital and voting rights have accepted a purchase offer from one or more shareholders or third parties, acting alone or jointly, for all of the shares issued by the Company, the holders shall exercise all of their BSPCE within 20 days from such notification.

Vesting period. The vesting of our BSPCE occurs as follows (i) a vesting schedule by way of (a) with respect to the BSPCE 2013-1 warrants issued on December 13, 2013, a vesting by tranches of 18.8% over four years and for the first time on December 31, 2014, (b) with respect to the BSPCE 2013-1 CAT 1 issued on May 25, 2015, a vesting by tranches of 37.6%, 18.8% and 18.8% over three years and for the first time on December 31, 2015 and (c) with respect to the BSPCE 2013-1 CAT 2 issued on May 25, 2015, a vesting by tranches of 18.7% over four years and for the first time on December 31, 2015, (ii) a conditional vesting for the balance of those BSPCE according to the turnover generated by the Company for the year ended December 31, 2017 and (iii) an accelerated vesting of all BSPCE 2013-1 warrants issued, at the discretion of our board of directors, if it is informed that the Company’s shareholders holding more than a half of the Company’s share capital and voting rights have accepted an offer, from one or more shareholders or third parties, acting alone or jointly, for all the securities issued by the Company.

Final date for exercising share warrants. The BSPCE will expire on December 31, 2023.